Exhibit 4.1

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

KIDPIK CORP.

Convertible Debenture

Principal Amount: $500,000

Debenture Issuance Date: May 31, 2024

Debenture Number: PIK-1

FOR VALUE RECEIVED, KIDPIK CORP., an entity organized under the laws of the State of Delaware (the “Company”), hereby promises to pay to the order of EF Hutton YA Fund, LP, or its registered assigns (the “Holder”) the amount set out above as the principal amount (as reduced or increased pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Debenture Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Debenture (including all debentures issued in exchange, transfer or replacement hereof, this “Debenture”) was originally issued pursuant to the Securities Purchase Agreement dated as of May 31, 2024, as it may be amended from time to time (the “Securities Purchase Agreement”) between the Company and the Buyers listed on the Schedule of Buyers attached thereto. Certain capitalized terms used herein are defined in Section (14).

(1) GENERAL TERMS

(a) Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be May 31, 2025, as may be extended at the option of the Holder. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b) Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 0% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 18% upon the occurrence of an Event of Default (for so long as such event remains uncured). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c) Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(2) PAYMENTS

(a) Monthly Payments. If, any time after the Issuance Date set forth above, and from time to time thereafter, an Amortization Event occurs, then the Company shall make monthly payments beginning on the 10th Trading Day after the Amortization Event Date and continuing on the same day of each successive Calendar Month. Each monthly payment shall be in an amount equal to the sum of (i) $400,000 of Principal (in the aggregate among this Debenture and all Other Debentures), or the outstanding Principal, if less than such amount (the “Amortization Principal Amount”), plus (ii) the Payment Premium (as defined below) in respect of such Amortization Principal Amount, and (iii) accrued and unpaid interest hereunder as of each payment date. The obligation of the Company to make monthly prepayments related to a Amortization Event shall cease (with respect to any payment that has not yet come due) if any time after the Amortization Date (A) in the event of a Floor Price Event, either (i) on the date that is the 5th consecutive Trading Day that the daily VWAP is greater than 110% of the Floor Price then in effect, or (ii) prior to the due date of a monthly payment, the Company has delivered a valid Reduction Notice and such reduced Floor Price does not exceed 50% of the market price at the time of such Reduction Notice; or (B) in the event of an Exchange Cap Event, the date the Company has obtained stockholder approval to increase the number of Common Shares under the Exchange Cap and/ or the Exchange Cap no longer applies, or (C) in the event of a Registration Event, the condition or event causing the Registration Event has been cured or the Holder is able to resell the Common Shares issuable upon conversion of this Note in accordance with Rule 144 under the Securities Act, unless a subsequent Amortization Event occurs. If this Debenture and any Other Debentures are held by more than one holder, then the Amortization Principal Amount and Payment Premium in respect of such Amortization Principal Amount shall be allocated to each holder based on each holder’s pro-rata portion of the total outstanding Principal amount outstanding on all such debentures. If this Debenture and any Other Debentures outstanding are held by one holder, then such holder shall decide the allocation of payments between the outstanding Debentures in its sole discretion.

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(b) The Company shall have the right, but not the obligation, to redeem (“Optional Redemption”) early in cash a portion or all amounts outstanding under this Debenture at the Redemption Amount (as defined below) as described in this Section; provided that the Company provides the Holder with at least 10 Trading Days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption, which Redemption Notice (i) shall be delivered to the Holder after the closing of regular trading hours on a Trading Day, and (ii) may only be given if the VWAP on the date such Redemption Notice is delivered is less than the Fixed Price. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Debentures to be redeemed and the Redemption Amount. The “Redemption Amount” shall be an amount equal to the outstanding Principal balance being redeemed by the Company, plus the Payment Premium in respect of such Principal amount, plus all accrued and unpaid interest hereunder as of such redemption date. After receipt of a Redemption Notice, the Holder shall have ten (10) Trading Days (beginning with the Trading Day immediately following the date of such Redemption Notice) to elect to convert all or any portion of the outstanding Principal of the Debenture plus all accrued and unpaid Interest, if any, plus the Payment Premium, if any, in respect of such Principal. On the eleventh (11th) Trading Day after the applicable Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed to the extent not converted and otherwise after giving effect to conversions or other payments made during the ten (10) Trading Day period. Notwithstanding the foregoing, unless such payment requirement is waived by the Holder, the Company shall be entitled to make two $25,000 redemption payments without incurring the Payment Premium and without providing the requisite 10-day notice provided that such payments are made in accordance with Section 2(b) of the Registration Rights Agreement.

(3) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) The Company’s failure to pay to the Holder any amount of Principal after such payment is due, or any Redemption Amount, Payment Premium, Interest, or other amounts when and as due under this Debenture or any other Transaction Document and such failure continues for a period of five (5) Business Days;

(ii) The Company or any Significant Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Significant Subsidiary of the Company, any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Significant Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Significant Subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; or the Company or any Significant Subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any Significant Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any Significant Subsidiary of the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; or the Company or any Significant Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any Significant Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any Significant Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any Significant Subsidiary of the Company for the purpose of effecting any of the foregoing;

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(iii) The Company or any Significant Subsidiary of the Company shall default in any of its obligations under any note, debenture, or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Significant Subsidiary of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable and such default is not thereafter cured within five (5) Business Days;

(iv) a final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $100,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(v) The Common Stock shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;

(vi) The Company or any Subsidiary of the Company shall be a party to any Change of Control Transaction (as defined in Section (14)) unless in connection with such Change of Control Transaction this Debenture is redeemed under Section (2)(b);

(vii) The Company’s (A) failure to deliver the required number of shares of Common Stock to the Holder within two (2) Trading Days after the applicable Share Delivery Date or (B) notice, written or oral, to any holder of the Debenture, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Debenture into shares of Common Stock that is tendered in accordance with the provisions of the Debenture, other than pursuant to Section (4)(c);

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(viii) The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within five (5) Business Days after such payment is due;

(ix) The Company’s failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act, in each case if such failure is not cured within five (5) Business Days;

(x) Any representation or warranty made or deemed to be made by or on behalf of the Company in or in connection with any Transaction Document, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(xi) Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or the Company or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or the Company denies in writing that it has any or further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in line with the relevant termination provisions) or rescind any Transaction Document;

(xii) The Company uses the proceeds of the issuance of this Debenture, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(xiii) Any Event of Default (as defined in the Other Debentures or in any Transaction Document other than this Debenture) occurs with respect to any Other Debentures, or any breach of any material term of any other debenture, note, or instrument held by the Holder in the Company or any agreement between or among the Company and the Holder; or

(xiv) The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Debenture (except as may be covered by Section (3)(a)(i) through (3)(a)(xiii) hereof) or any other Transaction Document) which is not cured or remedied within the time prescribed or if no time is prescribed within ten (10) Business Days.

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(b) During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (3)(a)(ii)), the full unpaid Principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election given by notice pursuant to Section (7), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (3)(a)(ii), the full unpaid Principal amount of this Debenture, together with accrued and unpaid interest and other amounts owing in respect thereof to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert, at the Conversion Price, on one or more occasions all or part of the Conversion Amount in accordance with Section (4) and subject to the limitations in Section (4)(c) at any time after (x) an Event of Default or (y) the Maturity Date, provided that this Debenture remains outstanding, at the Conversion Price. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion and notice of acceleration as discussed above) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(4) CONVERSION OF DEBENTURE. This Debenture shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section (4).

(a) Conversion Right. Subject to the limitations of Section (4)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section (4)(b), at the Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section (4)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All calculations under this Section (4) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(i) “Conversion Amount” means the portion of the Principal and accrued Interest to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination the lower of (i) $3.3229 per share of Common Stock (the “Fixed Price”), or (ii) 91% of the lowest daily VWAP for the Common Stock during the 7 consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Market Price”), but which Market Price shall not be lower than the Floor Price then in effect. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture. Upon the closing of the last Trading Day immediately prior to the effective date of the initial Registration Statement (the “Fixed Price Reset Date”), the Fixed Price shall be adjusted (downwards only) to equal the closing price as of the Fixed Price Reset Date.

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(b) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section (4)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates or the book-entry position of the Common Stock and provided that the Company’s transfer agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Company’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, or if restrictive legends are required to be placed on certificates or book-entry positions of the Common Stock, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

(ii) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the Conversion Date.

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(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(c) Limitations on Conversions.

(i) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. The provisions of this Section may be waived by a holder (but only as to itself and not to any other holder) upon not less than 65 days prior notice to the Company. Other holders shall be unaffected by any such waiver.

(ii) Principal Market Limitation. Notwithstanding anything in this Debenture to the contrary, the Company shall not issue any shares of Common Stock pursuant to the terms of this Debenture if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock that the Company may issue upon conversion of the Debenture and the Other Debentures in compliance with the Company’s obligations under the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations is 390,132 and shall be referred to as the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holder.

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(d) Other Provisions.

(i) All calculations under this Section (4) shall be rounded to the nearest $0.0001 or whole share.

(ii) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock such number of shares of Common Stock not less than the maximum number of shares of Common Stock issuable upon conversion of this Debenture and the Other Debentures (assuming for purposes hereof that (x) this Debenture and such Other Debentures are convertible at the Floor Price as of the date of determination, (y) any such conversion shall not take into account any limitations on the conversion of the Debenture or Other Debentures set forth herein or therein (the “Required Reserve Amount”), provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section (4)(d)(ii) be reduced other than proportionally with respect to all shares of Common Stock in connection with any conversion (other than pursuant to the conversion of this Debenture and the Other Debentures in accordance with their terms) and/or cancellation, or reverse stock split. If at any time the number of shares of Common Stock reserved pursuant to this Section (4)(d)(ii) becomes less than the Required Reserve Amount, the Company will promptly take all corporate action necessary to propose to its general meeting of shareholders an increase of its authorized share capital necessary to meet the Company’s obligations pursuant to this Debenture, recommending that shareholders vote in favor of such an increase. The Company covenants that, upon issuance in accordance with conversion of this Debenture in accordance with its terms, the shares of Common Stock, when issued, will be validly issued, fully paid and nonassessable.

(iii) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (3) herein for the Company’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Legal Opinions. The Company is obligated to cause its legal counsel to deliver legal opinions to the Company’s transfer agent in connection with any legend removal upon the expiration of any holding period or other requirement for which the Underlying Shares may bear legends restricting the transfer thereof, subject to Holder providing such legal counsel customary representations and confirmations. To the extent such opinions are not provided (either timely or at all), then, in addition to being an Event of Default hereunder, the Company agrees to reimburse the Holder for all reasonable costs incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with sale or transfer of Underlying Shares of Common Stock. The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.

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(5) Adjustments to Conversion Price

(a) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then each of the Fixed Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Adjustment of Conversion Price upon Issuance of Common Stock. If the Company, at any time while this Debenture is outstanding, issues or sells any shares of Common Stock or Convertible Securities, for a consideration per share (the “New Issuance Price”) less than a price equal to the Fixed Price in effect immediately prior to such issue or sale (such price the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Fixed Price then in effect shall be reduced to an amount equal to the New Issuance Price, provided however, the issuance of any Excluded Securities shall not be considered a Dilutive Issuance. For the purposes hereof, if the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section (5) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, or issuing Convertible Securities with a variable conversion formula that is more favorable than this Debenture), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Debenture; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section (5). If the Company issues any Convertible Securities with a variable conversion formula that is more favorable than this Debenture, then at the option of the Holder, the Market Price formula shall be changed to match that of the new Convertible Securities.

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(d) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture. It is acknowledged and confirmed that the Nina Merger will not constitute a Fundamental Transaction.

(e) Whenever the Conversion Price is adjusted pursuant to Section (5) hereof, the Company shall promptly provide the Holder with a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(f) In case of any (1) merger or consolidation of the Company or any Subsidiary of the Company with or into another Person, or (2) sale by the Company or any Subsidiary of the Company of more than one-half of the assets of the Company in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under Section (5)(b), (B) convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate Principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible debenture with a Principal amount equal to the aggregate Principal amount of this Debenture then held by such Holder, plus all accrued and unpaid Interest and other amounts owing thereon, which such newly issued convertible debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debenture was issued. In the case of clause (C), the conversion price applicable for the newly issued convertible debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events. Notwithstanding the above, the Nina Merger shall be excepted from the terms of this Section 5(f).

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(6) REISSUANCE OF THIS DEBENTURE.

(a) Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section (6)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid Interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (6)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (4)(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b) Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (6)(d)) representing the outstanding Principal.

(c) Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (6)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section (6)(a) or Section (6)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

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(7) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter and email and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	Kidpik Corp.
200 Park Avenue South New York, New York 10003

Attn: Ezra Dabah
Telephone: XXXXXXXX
Email: XXXXXXXX

with a copy (which shall not constitute notice) to:	The Loev Law Firm, PC Attn: David M. Loev and John S. Gillies 6300 West Loop South, Suite 280 Bellaire, Texas 77401 Phone: (713) 524-4110 Fax: (713) 524-4122 Email: dloev@loevlaw.com; john@loevlaw.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: 201-985-8300
Email: Legal@yorkvilleadvisors.com

or at such other address and/or email and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(8) NO IMPAIRMENT. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause their subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities; (iii) enter into any agreement with respect to any of the foregoing; or (iv) enter into any agreement, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability of the Company to perform its obligations under this Debenture, including, without limitation, the obligation of the Company to make cash payments hereunder.

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(9) This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

(10) CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL

(a) Governing Law. This Debenture and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

(b) Jurisdiction; Venue; Service.

(i) The Company hereby irrevocably consents to the non-exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

(ii) The Company agrees that venue shall be proper in any court of the Governing Jurisdiction selected by the Holder or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction. The Company waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

(iii) Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Holder in any suit, claim, action, litigation or proceeding brought by the Holder against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Holder brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company. The Company agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Holder in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(iv) The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by the mailing of copies thereof by registered or certified mail postage prepaid, to it at the address provided for notices in this Debenture, such service to become effective thirty (30) days after the date of mailing.

(v) Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the Governing Jurisdiction or in any other jurisdiction.

(c) THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS DEBENTURE OR ANY MATTER RELATING TO THIS DEBENTURE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

(11) If the Company fails to strictly comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(12) Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

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(13) If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any Interest or other amount deemed Interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or Interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(14) CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a) Amortization Event” shall mean (i) the daily VWAP is less than the Floor Price then in effect for five Trading Days during a period of seven consecutive Trading Days (a “Floor Price Event”), (ii) unless the Company has obtained the approval from its stockholders in accordance with the rules of the Principal Market for the issuance of Common Stock pursuant to the transactions contemplated in this Debenture in excess of the Exchange Cap, the Company has issued in excess of 99% of the Common Stock available under the Exchange Cap (an “Exchange Cap Event”), or (iii) any time after the Effectiveness Deadline (as defined in the Registration Rights Agreement) a Registration Default has occurred (the last such day of each such occurrence, a “Amortization Event Date”).

(b) “Amortization Principal Amount” shall have the meaning set forth in Section (2)(a).

(c) “Applicable Price” shall have the meaning set forth in Section (5)(b).

(d) “Bloomberg” means Bloomberg Financial Markets (or if not available, a similar service provider of national recognized standing).

(e) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

(f) “Buy-In” shall have the meaning set forth in (4)(b)(ii).

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(g) “Buy-In Price” shall have the meaning set forth in (4)(b)(ii).

(h) “Calendar Month” means the period from a particular date in one month to the same date in the next month.

(i) “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any Subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned Subsidiary shall be deemed a Change of Control Transaction under this provision. Notwithstanding the above, the consummation of the Nina Merger shall not be a Change of Control Transaction.

(j) “Closing Price” means the price per share in the last reported trade of the Common Stock on a Principal Market or on the exchange which the Common Stock is then listed as quoted by Bloomberg.

(k) “Commission” means the Securities and Exchange Commission.

(l) “Common Stock” means the common stock, par value $0.001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(m) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(n) “Dilutive Issuance” shall have the meaning set forth in Section (5)(b).

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(p) “Excluded Securities” shall mean (i) any shares of Common Stock issued in connection with the Nina Merger, (ii) the Debentures and Other Debentures and the shares of Common Stock issued in connection with this Debenture and any of the Other Debentures, (c) shares of Common Stock or rights, warrants or options to purchase Common Stock issued to employees, directors or consultants of the Company or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors, (d) shares of Common Stock actually issued upon the exercise of options, warrants or shares of Common Stock actually issued upon the conversion or exchange of any securities convertible into Common Stock, in each case issued to employees or directors of, the Company or any of its Subsidiaries pursuant to an Equity Plan and provided that such issuance is pursuant to the terms of the applicable option, warrant or convertible security, (e) shares of Common Stock issued upon the exercise or exchange of or conversion of any securities issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities; and (f) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights, unless an exemption from registration cannot be met, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; and (g) securities issues for investor relations services provided such securities are issued as “restricted securities”.

(q) “Floor Price” solely with respect to the Market Price, shall mean $0.6580 per share, provided, however, the Company may reduce the Floor Price to any amounts set forth in a written notice to the Holder (a “Reduction Notice”); provided that such reduction shall be irrevocable and shall not be subject to increase thereafter.

(r) “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly-owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

(s) “Material Adverse Effect” has the meaning given such term in the Securities Purchase Agreement.

(t) “New Issuance Price” shall have the meaning set forth in Section (5)(b).

(u) “Nina Merger” means the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated March 29, 2024, by and among the Company, Kidpik Merger Sub, Inc. and Nina Footwear Corp.

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(v) “Optional Redemption” shall have the meaning set forth in (2)(b).

(w) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(x) “Other Debentures” means any other debentures issued pursuant to the Securities Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(y) “Payment Premium” means 8%.

(z) “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), including annual reports (on Form 10-K), quarterly reports (on Form 10-Q), and current reports (on Form 8-K), for so long as any amounts are outstanding under this Debenture or any Other Debenture; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

(aa) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(bb) “Principal Market” means the Nasdaq Stock Market (including the Capital Market, Global Market and/or the Global Select Market); provided however, that in the event the Common Stock is ever listed or traded on The New York Stock Exchange or any successor thereto, and such exchange is the principal trading market for the Common Stock in the United States, then the “Principal Market” shall mean The New York Stock Exchange or such successor thereto.

(cc) “Redemption Amount” shall have the meaning set forth in (2)(b).

(dd) “Redemption Notice” shall have the meaning set forth in (2)(b).

(ee) “Registration Default” means any of the following: (i) a Registration Statement is not declared effective on or prior to the date that is ten Trading Days following its Effectiveness Deadline (as defined in the Registration Rights Agreement), or (ii) on any day after the effectiveness of a Registration Statement sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) required to be included on such Registration Statement (after giving effect to any reduction for Cut Back Securities (as defined in the Registration Rights Agreement) cannot be made pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, a failure to disclose such information as is necessary for sales to be made pursuant to such Registration Statement, or by reason of a stop order) or the prospectus contained therein is not available for use for any reason (a “Maintenance Failure”), which Maintenance Failure is not cured within 10 Trading Days, or (iii) if after the date that is six months from the date hereof, the Company does not have available adequate current public information as set forth in Rule 144(c) of the Securities Act.

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(ff) “Registration Rights Agreement” has the meaning given such term in the Securities Purchase Agreement.

(gg) Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a “selling stockholder” thereunder.

(hh) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ii) “Significant Subsidiary” of any Person means any Subsidiary of that Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of that Person.

(jj) “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(kk) “Trading Day” means a day on which the shares of Common Stock are quoted or traded on a Principal Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

(ll) “Transaction Document” has the meaning given such term in the Securities Purchase Agreement.

(mm) “Underlying Shares” means the shares of Common Stock issuable upon conversion of this Debenture in accordance with the terms hereof.

(nn) “VWAP” means, for any security as of any date, the daily dollar volume-weighted average price for such security on the Principal Market during regular trading hours as reported by Bloomberg through its “Historical Prices – Px Table with Average Daily Volume” functions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
KIDPIK CORP.

By:	/s/ Ezra Dabah
Name:	Ezra Dabah
Title:	CEO

EXHIBIT I
CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Debenture)

TO: KIDPIK CORP.

Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Debenture No. PIK-1 into shares of Common Stock of KIDPIK CORP., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Principal Amount to be Converted:
Accrued Interest to be Converted:
Total Conversion Amount to be converted:
Fixed Price:
Market Price:
Applicable Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and deliver them to the following account:
Issue to:
Broker DTC Participant Code:
Account Number:

Authorized Signature:
Name:
Title: